Unaudited
Old Point Financial Corporation
Consolidated Balance Sheet
Dollars in thousands, except per share data

Assets	31-Dec-03	31-Dec-02
Cash and due from banks	$18,384	$14,437
Investments:
Securities available for sale, at market	172,860	128,488
Securities to be held to maturity	12,389	27,516
Trading Account Securities	0	0
Federal Funds Sold	14,969	8,710
Loans (total)	405,111	377,961
Less reserve for loan losses	4,833	4,565
Net loans	400,278	373,396
Bank Premises and Equipment	14,163	13,280
Other Real Estate Owned	165	830
Other Assets	12,235	9,966
Total Assets	$645,443	$576,623

Liabilities	31-Dec-03	31-Dec-02
Noninterest-bearing deposits	$114,101	$90,621
Savings deposits	179,668	159,077
Time Deposits	196,653	204,354
Total Deposits	490,422	454,052
Federal funds purchased and securities sold	38,007	21,283
under agreement to repurchase
Federal Home Loan Bank Advances	50,000	35,000
Interest-bearing demand notes issued to the	1,811	6,000
United States Treasury and other liabilities
for borrowed money
Other liabilities	2,376	2,172
Total Liabilities	582,616	518,507

Stockholders' Equity
Common stock, $5.00 par value	19,880	19,684
2003 2002
Shares Authorized 10,000,000 10,000,000
Shares Outstanding 3,976,019 3,936,720
Surplus	12,433	11,165
Undivided profits	30,246	25,598
Accumulated other comprehensive income (loss)	268	1,669
Total stockholders' equity	62,827	58,116

Total liabilities and stockholders' equity	$645,443	$576,623

Old Point Financial Corporation
Consolidated Statements of Earnings
Interest Income	3 Mos Ended	3 Mos Ended	12 Mos Ended	12 Mos Ended
	31-Dec-03	31-Dec-02	31-Dec-03	31-Dec-02
Interest and Fees on loans	$6,479	$6,889	$26,459	$27,247
Interest on federal funds sold	47	84	165	250
Interest on securities
Taxable	1,176	1,045	4,368	4,279
Exempt from Federal income tax	517	575	2,175	2,337
Total interest on securities	1,693	1,620	6,543	6,616
Interest on trading account	0	0	0	0
Total interest income	8,219	8,593	33,167	34,113

Interest Expense

Interest on savings deposits	237	356	1,057	1,590
Interest on time deposits	1,386	1,885	6,301	8,298
Interest on federal funds purchased and	54	84	224	382
securities sold under agreement to repurchase
Interest on Federal Home Loan Bank advances	543	456	2,054	1,656
Interest on demands notes (note balances)	(5)	7	7	31
issued to the United States Treasury and on
other borrowed money
Total Interest expense	2,215	2,788	9,643	11,957

Net Interest Income	6,004	5,805	23,524	22,156
Provision for loan losses	100	400	1,000	1,700

Net interest income after provision for loan	5,904	5,405	22,524	20,456
losses

Other Income

Income from fiduciary activities	551	523	2,223	2,223
Service charges on demand deposits	755	729	2,942	2,880
Other service charges, commissions and fees	312	267	1,263	1,083
Other operating income	202	323	980	942
Security gains(losses)	15	2	60	14
Trading account income	0	0	0	0
Total Other income	1,835	1,844	7,468	7,142

Other Expenses

Salaries and employee benefits	3,146	2,972	12,109	11,077
Occupancy expense of bank premises	345	303	1,265	1,157
Furniture and equipment expense	429	425	1,658	1,654
Other operating expenses	1,201	1,132	4,564	4,403
Total other expenses	5,121	4,832	19,596	18,291

Income before taxes	2,618	2,416	10,396	9,307
Applicable income taxes	651	565	2,571	2,256

Net Income	1,967	1,851	7,825	7,051

Per Share
Based on weighted average number of common	3,973,279	3,929,513	3,959,396	3,914,431
shares outstanding
Basic Earnings per share	$0.50	$0.47	$1.98	$1.80
Diluted Earnings per share	$0.48	$0.46	$1.92	$1.77
Cash Dividends Declared	$0.15	$0.12	$0.54	$0.45